Exhibit 99.1

CONSENT OF COMMERCE STREET CAPITAL, LLC

We hereby consent to (i) the use of our opinion letter dated March 21, 2014 to the Board of Directors of Delta Trust & Banking Corporation (“Delta Trust”) included in Annex B to the Proxy Statement/Prospectus relating to the proposed merger of Delta Trust and Simmons First National Corporation, and (ii) the references to such opinion in such Proxy Statement/Prospectus. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

COMMERCE STREET CAPITAL, LLC

By:      /s/  Bobby L. Hashaway
Name: Bobby L. Hashaway
Title:   Executive Vice President and Chief
Operating Officer